Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Top Yield Holdings Limited, Inc.

We have audited the accompanying consolidated balance sheet of Top Yield Holdings, LTD as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from January 10, 2010 (date of inception) to December 31, 2010. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Top Yield Holdings Limited, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the period from January 10, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 of the consolidated financial statements, Top Yield Holdings Limited, Inc. has restated its consolidated balance sheet as of December 31, 2010 and its related consolidated statements of operations, shareholders’ equity and cash flows for the period from January 10, 2010 (date of inception) to December 31, 2010.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 4, 2012

Report of Independent registered Public Accounting firm

To the Board of Directors and Shareholders

PT Alam Lestai Kencana

We have audited the accompanying balance sheets of PT Alam Lestai Kencana as of April 14, 2010 and December 31, 2009, and the related statements of operations, shareholders’ equity and cash flows for the period from January 1, 2010 to April 14, 2010 and for the year ended December 31, 2009. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PT Alam Lestai Kencana as of April 14, 2010 and December 31, 2009, and the results of its operations and its cash flows for the period from January 1, 2010 to April 14, 2010 and for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 of the financial statements, the PT Alam Lestai Kencana has restated its balance sheet as of December 31, 2009 and its related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2009.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 4, 2012

TOP YIELD HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS

	Restated	Restated	Restated
	(Successor)	(Predecessor)	(Predecessor)
	December 31, 2010	April 14, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$2,012,642	$528,149	$58,821
Accounts receivable, net	4,644,099	551,742	1,393,661
Inventories	4,342,841	3,559,843	1,512,168
Other current assets	160,367	60,712	71,754

Total current assets	11,159,949	4,700,446	3,036,404

Property, plant and equipment, net	3,693,387	974,126	935,913
Intangibles, net	7,899,072	58,636	61,841
Deferred tax, net	6,666	2,728	220,522
Goodwill	2,413,575	-	-

Total assets	$25,172,649	$5,735,936	$4,254,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$113,854	$1,692,659	$1,915,455
Income taxes payable	335,161	93,961	227
Sales advance	1,069,504	995,602	404,049
Due to related parties	2,143,222	1,401,036	1,354,198
Due to related companies	-	931,913	899,778
Other current liabilities	2,660,209	1,384,716	1,344,152

Total current liabilities	6,321,950	6,499,887	5,917,859

Other noncurrent liabilities	273,660	14,712	10,537

Total liabilities	6,595,610	6,514,599	5,928,396

Commitments and contingencies (Note 16)

Shareholders' equity:
Common stock	100	-	-
Sucessor: $1.00 par value; 50,000 shares authorized, 100 shares issued and outstanding as of December 31, 2010
Predecessor: 2,500 shares authorized, issued and outstanding as of April 14, 2010 and December 31, 2009
Additional paid-in capital	11,955,200	273,093	273,093
Accumulated other comprehensive income (loss)	456,854	(232,347)	(190,080)
Retained earnings (accumulated deficit)	5,042,657	(819,409)	(1,756,729)

Shareholders' equity (deficit)	17,454,811	(778,663)	(1,673,716)
Noncontrolling interest	1,122,228	-	-
Total shareholders' equity (deficit)	18,577,039	(778,663)	(1,673,716)

Total liabilities and shareholders' equity	$25,172,649	$5,735,936	$4,254,680

The accompanying notes are an integral part to these consolidated financial statements.

TOP YIELD HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Restated		Restated
	(Successor) January 10,2010 to December 31,	(Predecessor) January 1,2010 to April 14,	(Predecessor) Fiscal Year Ended December 31,
	2010	2010	2009
Net Sales	$26,494,102	$6,893,268	$14,697,170
Cost of sales and expenses
Costs applicable to sales	17,819,384	5,430,966	14,542,371
Selling, general and administrative	2,888,977	703,426	4,766,426
Total operating expenses	20,708,361	6,134,392	19,308,797
Income (loss) from operations	5,785,741	758,876	(4,611,627)
Other income (expense)
Other (expense) income, net	(242,156)	490,884	2,675,157
Income (loss) before provision (benefit) for income taxes	5,543,585	1,249,760	(1,936,470)
Provision (benefit) for income taxes	258,700	312,440	(199,532)
Net income (loss)	5,284,885	$937,320	$(1,736,938)
Net income attributable to non-controlling interest	242,228
Net income attributable to Top Yield shareholders	$5,042,657
Net income (loss) per share:
Basic and Diluted	$50,427	$375	$(695)
Weighted-average shares outstanding:
Basic and Diluted	100	2,500	2,500

The accompanying notes are an integral part to these consolidated financial statements.

TOP YIELD HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Restated
			Restated	Restated	Accumulated	Restated	Restated
	Restated		Additional	Retained	Other	Non-	Total
	Common Stock		Paid-in	Earnings/	Comprehensive	Controlling	Shareholders'
	Shares	Amount	Capital	(Deficit)	Income/(Loss)	Interest	Equity
(Predecessor)
Balance, December 31, 2008	2,500	$-	$273,093	$(19,791)	$-	$-	$253,302
Foreign currency translation adjustment	-	-	-	-	(190,080)	-	(190,080)
Net loss	-	-	-	(1,736,938)	-	-	(1,736,938)
Balance, December 31, 2009	2,500	$-	$273,093	$(1,756,729)	$(190,080)	$-	$(1,673,716)
Foreign currency translation adjustment					(42,267)		(42,267)
Net income				937,320			937,320
Balance, April 14, 2010	2,500	$-	$273,093	$(819,409)	$(232,347)	$-	$(778,663)

(Successor)
Balance, January 10, 2010	-	-	-	-	-	-	-
Capital contribution	100	100	-	-	-	-	100
Acquistions or contributed capital by shareholders	-	-	11,955,200	-	-	880,000	12,835,200
Foreign currency translation adjustment	-	-	-	-	456,854	-	456,854
Net income	-	-	-	5,042,657	-	242,228	5,284,885
Balance, December 31, 2010	100	$100	$11,955,200	$5,042,657	$456,854	$1,122,228	$18,577,039

The accompanying notes are an integral part to these consolidated financial statements.

TOP YIELD HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Restated		Restated
	(Successor) January 10, 2010 to December 31,	(Predecessor) January 1, 2010 to April 14,	(Predecessor) FiscalYearEnded December31,
	2010	2010	2009
Cash flows from operating activities:
Net income (loss)	$5,284,885	$937,320	$(1,736,938)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	328,736	54,040	208,570
Amortization of other intangibles	183,497	4,820	17,169
Gain from EC acquisition	(97,752)
Deferred tax assets, net	-	221,414	(199,532)
Changes in assets and liabilities, net of amounts acquired:
Accounts receivable	(3,431,103)	874,876	(1,261,006)
Inventories	(514,656)	(1,956,069)	206,698
Other current assets	(93,468)	13,347	35,009
Other assets	3,773	-	-
Accounts payable	(1,600,304)	(285,713)	1,733,133
Income taxpayable	328,804	91,958	205
Sales advance	1,049,220	566,238	(456,155)
Due to related companies	-	1,701	814,133
Other current liabilities	111,689	(7,301)	1,215,747
Other noncurrent liabilities	166,045	3,727	9,534
Net cash provided by operating activities	1,719,366	520,358	586,567
Cash flows from investing activities:
Additions to equipment and improvements	(115,826)	(60,437)	(109,095)
Cash from acquisitions	1,530,916	-	-
Net cash provided by (used in) investing activities	1,415,090	(60,437)	(109,095)
Cash flows from financing activities:
Due (from) related parties	(1,190,087)	(1,498)	(1,249,640)
Net cash used in financing activities	(1,190,087)	(1,498)	(1,249,640)
Effect of exchange rate changes on cash and cash equivalents	68,273	10,905	55,093
Net increase (decrease) in cash and cash equivalents	2,012,642	469,328	(717,075)
Cash and cash equivalents at beginning ofperiod	-	58,821	775,896
Cash and cash equivalents at end ofperiod	$2,012,642	$528,149	$58,821

	Restated		Restated
	(Successor) January 10, 2010 to December 31,	(Predecessor) January 1, 2010 to April 14,	(Predecessor) Fiscal Year Ended December31,
	2010	2010	2009
Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes, net of refunds	$1,138	$-	$-
Cash paid during the period for interest	$-	$-	$-
Non-cash investing activities:
Effective February 2010, the Company acquired
EC in a transaction summarized as follows:
Fair value of assets acquired	$3,578,453	$-	$-
Cash paid	(1)	-	- -
Shareholder contributed capital	(3,465,000)	-	- -
Bargain purchase gain	(97,752)	-
Liabilities assumed	$15,700	$-	$-
Effective April 2010, the Company acquired
PT ALK in a transaction summarized as follows:
Fair value of assets acquired	$8,274,599	$-	$-
Shareholder contributed capital	(880,000)	-	-
Non controlling interest	(880,000)	-	-
Liabilities assumed	$6,514,599	$-	$-
Effective April 2010, the Company acquired
PT AP in a transaction summarized as follows:
Fair value of assets acquired	$10,724,530	$-	$-
Cash paid	-	-	-
Shareholder contributed capital	(7,500,000)	-	-
Liabilities assumed	$3,224,530	$-	$-

The accompanying notes are an integral part to these consolidated financial statements.

TOP YIELD HOLDINGS, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, April 14, 2010, and December 31, 2009

1. Organization of Business

Description of Business

Top Yield Holdings Limited (Top Yield or we) was incorporated in the British Virgin Islands (BVI) on January 10, 2010.  From the date of incorporation until the date of the reverse merger discussed in Note 19, Top Yield was owned 100% by Dynamic Event Limited, a British Virgin Island company.  Dynamic Event is owned equally by Mr. David Supardi and Mr. Ape Tjandra.  In September 2009, Mr. David Supardi and Mr. Ape Tjandra entered into a nonbinding agreement to acquire PT Aega Prima (PT AP) and PT Alam Lestai Kencana (PT ALK) and other companies that they deemed required for the future of the company.  Through a series of transactions throughout fiscal year 2010, Top Yield acquired or gained control through contributions by Mr. David Supardi and Mr. Ape Tjandra, Europe-China Union Holding Limited (EC), PT Havilah Abadi Sejahtera (PT HAS), PT AP and PT ALK.  Prior to these acquisitions, Top Yield had minimal business activities.

The consolidated financial statements present Top Yield as the successor entity and include the financial position as of December 31, 2010 and Statement of Operations, Statement of Shareholders’ Equity and Statement of Cash Flows from date of inception, January 10, 2010 through December 31, 2010.  PT ALK is considered the predecessor entity as PT ALK most resembles the operating results of Top Yield.  PT ALK operates a tin smelting facility to produce and sell tin ingots.   The predecessor financial statements are for the fiscal year ended December 31, 2009 and the stub period from January 1, 2010 through the date of acquisition, April 14, 2010.

Top Yield Holdings Limited (including our subsidiaries, referred to collectively in this Report as “Top Yield”, “we”, “our” and “us”) is a vertically integrated mining company engaged in the business of the exploration, mining, processing, smelting and marketing of tin off the shore of Bangka Island, Indonesia.

Acquisitions (see Note 5)

On February 10, 2010, Top Yield acquired 100% of the outstanding shares of EC, a BVI company.  EC is in the business of trading tin sand/ores whereby EC contracts with third party mining companies to extract tin sand from the concessions owned by PT AP and sells the tin sand/ores to PT ALK.  EC’s revenue subsequent to April 14, 2010 is eliminated in consolidation due to the acquisitions of PT AP and PT ALK.

On March 22, 2010 and April 14, 2010, Mrs. Aurelia Supardi (the spouse of Mr. David Supardi) contributed 20% and 79%, respectively, of her ownership of PT HAS to Top Yield for no consideration.  The contribution of PT HAS by Mrs. Supardi was accounted for by Top Yield based on PT HAS’s historical cost basis, which was $110,200.  Prior to the contribution of 50% ownership of PT AP by Mr. David Supardi and the acquisition of 50% ownership of PT ALK as discussed below, PT HAS was a shell company with no operations.

On December 22, 2009, Mr. David Supardi, purchased 20% of PT AP, a tin exploration and mining company and contributed his ownership to PT HAS on December 22, 2009.    On February 10, 2010, Mr. David Supardi purchased an incremental 40% of PT AP and contributed 75% of this purchase to PT HAS, resulting in total ownership of 50% of PT AP by PT HAS.  On April 14, 2010, Mr. Ape Tjandra purchased 40% of PT AP. On September 18, 2010, Mr. Supardi exchanged his remaining 10% ownership of PT AP to Mr. Ape Tjandra for ownership in another tin exploration company.  On February 10, 2011, Mr. Ape Tjandra contributed 30% ownership of PT AP to PT HAS and 20% ownership of PT AP to PT Mulia Andalan Persada (PT MAP), an entity equally owned by Mr. David Supardi and Mr. Ape Tjandra.  PT AP is consolidated with PT HAS and Top Yield as of April 14, 2010, as majority ownership of PT AP was directly or indirectly owned through Mr. Supardi and related entities.  The contribution of PT AP to PT HAS was accounted for using Mr. Supardi’s historical cost basis. PT AP sells 100% of the tin sand that is mined from its concessions directly or indirectly to PT ALK.  All intercompany revenue transactions are eliminated in consolidation.

On April 14, 2010, PT HAS and PT Havilah Sukses Bersama (PT HSB), an entity equally owned by Mr. David Supardi and Mr. Ape Tjandra entered into an agreement to acquire 100% of PT ALK with each entity owning 50% of PT ALK.   On that date, PT HAS accounted for the transaction as a business combination as it controlled a majority of PT ALK directly or indirectly through Mr. Supardi and his related entities.  Top Yield was deemed to have financial control as of April 14, 2010 of PT ALK, as PT HAS and PT HSB are related through common ownership.  PT ALK is consolidated with PT HAS and Top Yield as of April 14, 2010.

2. Summary of Significant Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Top Yield and companies in which Top Yield has a controlling interest.  Intercompany transactions have been eliminated.

Business Segments. We have prepared operating segment information in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, or ASC 280, which requires that companies disclose “operating segments” based on the manner in which management disaggregates the Company’s operations for making internal operating decisions.   We operate as one segment to the chief operating decision maker as our one product consists of tin ingot sales and we operate in one geography.

Basis of Presentation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses, and the related disclosures of contingent liabilities in the consolidated financial statements and accompanying notes. Estimates are utilized for, but not limited to, environmental rehabilitation cost, income taxes, valuation of acquired goodwill and intangible assets, and the depreciable lives of property, plant and equipment. Actual results could differ materially from those estimates and assumptions.

Foreign Currency. Our reporting currency is the United States dollar. The functional currency for most of our international operations is the local currency, the Indonesian Rupiah. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates. Revenues and expenses are translated using the average exchange rates prevailing during the year. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income (loss) within shareholders’ equity in the consolidated balance sheets. Foreign currency transaction gains and losses are reported in other income (expense), net in the consolidated statements of income.

Fair Value of Financial Instruments.  The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other current liabilities and due to related parties and companies, approximate fair value due to their generally short-term maturities. See Note 4 "Fair Value Measurements."

Cash and Cash Equivalents. Cash and cash equivalents generally consist of cash and money market funds.

Accounts Receivable and Allowance for Doubtful Accounts.  The majority of our receivables are from sales to customers in Singapore and Thailand. We review the credit worthiness of our customers and require some of our customers to provide a deposit in advance of shipment. Invoices are generally due 30 days after presentation. An allowance for doubtful accounts is provided based on a review of the status of the individual receivable accounts at the end of the year. Receivables are written off once all collection efforts have failed. We did not record an allowance for doubtful accounts as of December 31, 2010, April 14, 2010 and December 31, 2009.

Inventories. Inventories are stated at the lower of cost and net realizable value.  Absorption costing is used in the mining operations to assign costs to tin inventories using the weighted average cost method which includes both variable and fixed overhead cost components. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Property, Plant and Equipment and Depreciation. Property, plant and equipment are carried at cost. Maintenance and repairs costs are charged to operations as incurred.  Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. Plant and equipment used in mining are depreciated using the straight line method based on the estimated useful lives of the assets. Changes in estimated ore reserves and resources and the useful lives of plant and equipment are accounted for on a prospective basis from the beginning of the year in which the change arises.

Useful lives generally have the following ranges:

• Building • Machinery • Ship (Cutter Section Dredger) • Office equipment	20 years 4 years 16 years 4 years
• Leasehold improvements	lessor of lease term or estimated useful life of asset

The residual values, useful life and depreciation method are reviewed at least annually to ensure that the amount, method and period of depreciation are consistent with previous estimates and the expected pattern of consumption of the future economic benefits embodied in the items of property, plant and equipment.

Intangible Assets. Intangible assets consist of mineral rights. The Company’s amortization policy for intangible assets is based on the principles in FASB ASC Topic 350-30, Intangibles — Goodwill and Other, General Intangibles Other than Goodwill, or ASC 350-30, which requires that the amortization of intangible assets reflect the pattern that the economic benefits of the intangible assets are consumed.

Exploration and Development Costs.  Costs incurred before mineralization are classified as proven and probable reserves are expensed and classified as exploration expense. Capitalization of development costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves. Such costs are amortized using the straight line method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to income.  During the periods ended December 31, 2010, April 14, 2010 and December 31, 2009, we incurred $661,336, $0 and $0, respectively, of exploration costs.   During the periods presented we have capitalized no development costs.

Mining Rights.   Intangible assets related to mining rights arose in connection with the acquisition of PT ALK and PT AP, which are stated net of accumulated amortization. The mining rights acquired as part of PT AP’s acquisition is amortized using the straight line method over their remaining estimated useful life of 35 years, based on management’s estimate of how long we will be mining in the related concessions and on review of local mining laws and regulations.  PT AP’s mining rights expire in 2025 and can be automatically renewed twice for 10 years each time.  The mining rights acquired as part of PT ALK purchase are amortized using the straight line method over their remaining estimated useful life of 5 years.

Goodwill. Goodwill is related to PT ALK acquisition, which closed on April 14, 2010 (see Note 5). In accordance with FASB ASC Topic 350-20, Intangibles — Goodwill and Other, Goodwill, or ASC 350-20, we test goodwill for impairment annually at the end of its fourth quarter, referred to as the annual test date.

Impairment of Goodwill and Other Long-Lived Assets. We test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. We generally determine the fair value of our reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. An impairment loss would generally be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. During the period ending December 31, 2010, we determined that our goodwill was not impaired.

We test for the impairment of long-lived assets, including other purchased intangible assets, when indicators of impairment, such as reductions in demand or significant economic slowdowns, are present. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using: (i) quoted market prices or (ii) discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets.   No impairment was recognized during the periods presented.

Provision for Environmental Rehabilitation. Expenditures relating to environmental rehabilitation programs undertaken during mining operations are charged to production expenses as incurred. Significant restoration,  rehabilitation and environmental expenditure to be incurred subsequent to the cessation of production of each mine property is provided based on the present value of the estimated expenditure to be incurred.

Financial Obligations to Holders of Mining Rights.  As holders of mining rights, we accrue for dead rent and royalties.  Dead rent is an annual charge based on the number of hectares in the mining area and is included in costs applicable to sales. Royalties are payable quarterly to the Indonesian government based on the actual volume of production and are included in selling, general and administrative expenses.

Derivative Financial Instrument.  We use derivative instruments to manage exposures to commodity prices. For derivatives designated as fair value hedges, US GAAP requires the measurement of the hedge’s effectiveness by formally assessing, at least quarterly, the historical high correlation of changes in the fair value of the hedged item and the derivative hedging instrument. For derivatives designated as cash flow hedges, US GAAP requires the measurement of the hedge’s effectiveness by formally assessing, at least quarterly, the probable high correlation of the expected future cash flows of the hedged item and the derivative hedging instrument. The ineffective portions of both types of hedges are recorded in sales or other income or expense in the current period. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, future gains or losses on the derivative are recorded in other income or expense.  In addition, U.S. GAAP requires formal documentation of the relationships between hedging instruments and the respective hedged items, as well as its risk management objectives for hedge transactions.

If no hedging relationship is designated, the derivative is marked to market through earnings. For periods ended December 31, 2010, April 14, 2010 and December 31, 2009, our derivatives instruments did not qualify for hedge accounting and as such, changes in the fair value of the derivatives instruments were reported in current period earnings as we did not complete the required measurements for hedge effectiveness nor did we maintain formal documentation of our hedging relationships.

Revenue Recognition. Revenue is recognized, net of customers’ discounts, when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is determinable, and collectability is reasonably assured. We recognize revenue from sale of tin ingots when title, ownership, and risk of loss pass to the customer, all of which generally occurs upon delivery of the product to our customer's respective locations.  Revenue from product sales are recognized on a gross basis as the indicators for recording revenue on a gross basis are persuasive.

Our arrangements include pricing provisions which allow adjustment to the tin ingot price based on the spot market upon shipment to end users.  As a result, we have recorded shipments on a provisional basis until final settlement is reached. The pricing provisions are characterized as freestanding derivatives and are required to be accounted for separately once the product is received by the end user. The derivative instrument, which is settled and billed once final pricing settlement is reached, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until prices are actually settled.

Deferred Revenue. The terms of our customer arrangements generally require our customers to pay a deposit prior to the shipment of tin ingot.  Customer deposit amounts received under these arrangements are classified as Sales Advance on the Consolidated Balance Sheet upon receipt of payment. Revenue is recognized when title, ownership and risk of loss passes to the customer.

Income Taxes. We utilize the asset and liability method of accounting for income taxes, under which deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. We recognize potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense.

Other Comprehensive Income and Loss. Comprehensive income and loss includes all changes in shareholders’ equity during a period except those resulting from investments by owners and distributions to owners. The components of accumulated other comprehensive loss, net of income tax, consist of foreign currency translation adjustments. Comprehensive income (loss) for the periods from January 10, 2010 through December 31, 2010, from January 10, 2010 through April 14, 2010 and for the year ended December 31, 2009 was $5,499,511, $895,053, $(1,927,018), respectively.

Earnings per Share. Pursuant to FASB ASC Topic 260, Earnings Per Share, or ASC 260, we provide the dual presentation of “basic” and “diluted” earnings per share (“EPS”).

Basic EPS excludes dilution from common stock equivalents and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from common stock equivalents and is based on the assumption that the Company’s outstanding options are included in the calculation of diluted earnings per share, except when their effect would be anti-dilutive. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  We did not compute diluted earnings per share since there are no dilutive potential shares.

New Accounting Standards.

Variable Interest Entities.  In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a VIE. This qualitative analysis identifies the primary beneficiary of a VIE as the entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. Adoption of the updated guidance, effective for the Company’s fiscal year beginning January 1, 2010, had no impact our consolidated financial position, results of operations or cash flows.

Fair Value Accounting.  In January 2010, ASC guidance for fair value measurements and disclosure was updated to require additional disclosures related to transfers in and out of level 1 and 2 fair value measurements. The guidance was amended to clarify the level of disaggregation required for assets and liabilities and the disclosures required for inputs and valuation techniques used to measure the fair value of assets and liabilities that fall in either level 2 or level 3. The updated guidance was effective for the our fiscal year beginning January 1, 2010. The adoption had no impact on our consolidated financial position, results of operations or cash flows.

Business Combination.  In December 2010, the ASC guidance for business combinations was updated to clarify existing guidance which requires a public entity to disclose pro forma revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual period only. The update also expands the supplemental pro forma disclosures required to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The updated guidance is effective for our fiscal year beginning January 1, 2011. We are evaluating the potential impact of adopting this guidance on our consolidated financial position, results of operations and cash flows.

Fair Value Accounting.  In January 2010, the ASC guidance for fair value measurements and disclosure was updated to require enhanced detail in the level 3 reconciliation. The updated guidance is effective for our fiscal year beginning January 1, 2011. The Company expects minimal impact from adopting this guidance.

3. Cash and Cash Equivalents

Cash and cash equivalents consist of cash and money market funds.  The money market fund in which we hold a portion of our cash invests in only investment grade money market instruments from a variety of industries, and therefore bears relatively low market risk. The average maturity of the investments owned by the money market fund is approximately two months.

4. Fair Value Measurements

The Company applies ASC 820 with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value and (b) all financial assets and liabilities. As defined by ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company estimates fair value utilizing market data or assumptions that market participants would use in pricing the asset or liability in a current transaction, including assumptions about risk and the risks inherent in the inputs to the valuation technique. The Company’s financial instruments, other than those presented in the disclosures below, include accounts receivables, accounts payable and accrued liabilities. The carrying value of these assets and liabilities approximates fair value because of the short-term nature of these instruments. ASC 820 prioritizes the inputs used in measuring fair value into the following hierarchy (with Level 1 as the highest priority):

Level 1	Quoted market prices in active markets for identical assets or liabilities;

Level 2	Observable inputs other than those included in Level 1 (for example, quoted prices for similar assets in active markets or quoted prices for identical assets in inactive markets); and

Level 3	Unobservable inputs reflecting management’s own assumptions about the inputs used in estimating the value of the asset.

Recurring Fair Value Measurements

The fair value hierarchy requires the use of observable market data when available. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The following tables sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2010, April 14, 2010 and December 31, 2009:

	Restated
	(Successor)
		Quoted Prices
		in Active	Significant
		Markets for	Other
	Balance at	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)

ASSETS
Cash and cash equivalents	$2,012,642	$2,012,642	$-	$-
Customer provisional pricing adjustment
included in accounts receivable	118,770	-	118,770	-
	$2,131,412	$2,012,642	$118,770	$-

	(Predecessor)
		Quoted Prices
		in Active	Significant
		Markets for	Other
	Balance at	Identical	Observable	Unobservable
	April 14,	Assets	Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)

ASSETS
Cash and cash equivalents	$528,149	$528,149	$-	$-
Customer provisional pricing adjustment
included in accounts receivable	71,821	-	71,821	-
	$599,970	$528,149	$71,821	$-

	Restated
	(Predecessor)
		Quoted Prices
		in Active	Significant
		Markets for	Other
	Balance at	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)

ASSETS
Cash and cash equivalents	$58,821	$58,821	$-	$-
Customer provisional pricing adjustment
included in accounts receivable	468,998	-	468,998	-
	$527,819	$58,821	$468,998	$-

Non-Recurring Fair Value Measurements

The Company has certain assets, including equipment and improvements, goodwill and other intangible assets, which are measured at fair value on a non-recurring basis and are adjusted to fair value only if an impairment charge is recognized. The categorization of the framework used to measure fair value of the assets is considered Level 3 due to the subjective nature of the unobservable inputs used. During the periods ended December 31, 2010, April 14, 2010 and December 31, 2009, there were no adjustments to fair value of such assets.

Fair Value of Financial Instruments

The estimated fair value of financial instruments is determined using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange, or the value that ultimately will be realized upon maturity or disposition. The use of different market assumptions may have a material effect on the estimated fair value amounts. The Company’s financial instruments, other than those presented in the disclosures above, include cash and cash equivalents, accounts receivable, accounts payable, due to related parties and companies and other current liabilities. The carrying value of these assets and liabilities approximates fair value because of the short-term nature of these instruments.

Interest income related to cash and cash equivalents and marketable securities for periods from January 10 through December 31, 2010, January 1, 2010 through April 14, 2010 and December 31, 2009 was $2,789, $99 and $6,707, respectively.

5. Business Combinations

During 2010 we acquired EC, PT AP and PT ALK.  We acquired these entities in order to build a fully integrated tin mining and tin ingot sales company.  Each of these three entities played a key role in full filling this objective with EC providing tin sand trading and mining capabilities, PT AP providing tin concessions in order to mine tin sands and tin mining capabilities and finally PT ALK providing tin smelting and ingot production facilities and tin ingot sales.

Acquisition- Europe-China Commercial Union Holding Limited (EC)

On February 10, 2010, we entered into a Shares Sales and Purchase Agreement with Mr. Denny Tio, owner of EC to acquire 100% of the outstanding shares of EC for $1.  On the same date, we executed a Declaration Letter with Mr. Tio whereby a $3,465,000  loan that was owed to Mr. David Supardi was forgiven.  The debt forgiveness was considered consideration paid to Denny Tio for EC and recorded as contributed capital by Mr. David Supardi.

We accounted for the EC acquisition as a purchase business combination as defined in FASB ASC Topic 805, Business Combinations, or ASC 805. Under the acquisition method of accounting, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The fair value of the assets acquired and liabilities assumed represent management’s estimate of fair value. The purchase price totaled $3,465,001 and the following table summarized the allocation of the purchase price.

The total purchase price for EC is summarized as follows:

EC

Cash paid	$1
Contributed capital by shareholder	3,465,000

Total purchase price	$3,465,001

The following table summarizes the final allocation of the EC purchase price:

EC

Fair value of the net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$1,002,815
Current assets (including accounts receivable of $560,143)	2,575,638
Accounts payable and accrued liabilities	(15,700)
Other current liabilities	-
Total tangible assets acquired and liabilities assumed	3,562,753

Negative Goodwill	(97,752)

Total purchase price	$3,465,001

EC’s purchase resulted in a negative goodwill of $97,752, which was recorded in other income in the statement of operations. ASC 805-30-30-4 define a bargain purchase as a business combination in which (a) the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed in the combination, measured and recognized exceeds (b) the total acquisition-date value of the acquiree.  ASC 805-30-25-4 requires the acquirer to reassess whether it had identified all assets acquired and liabilities assumed and its measurement procedures before recognizing a gain on a bargain purchase. A bargain purchase gain was attributed to the acquirer, Top Yield.  We reassessed the assets acquired and liabilities assumed and concluded that the bargain purchase outcome was reasonable given the circumstances surrounding the sale of EC by Denny Tio. We did not incur significant acquisition related costs as acquisition related activities were performed internally by our employees.

EC contributed net sales of $288,421 and net income of $5,662,360 to Top Yield for the period from February 10, 2010 to December 31, 2010.  Sales from April 14, 2010 through December 31, 2010 were eliminated on consolidation and are not included in the after mentioned net sales.

Acquisition- PT Havilah Abadi Sejahtera (PT HAS)

On March 22, 2010 and April 14, 2010, Mrs. Aurelia Supardi (the spouse of Mr. David Supardi) contributed 20% and 79%, respectively, of her ownership of PT HAS to Top Yield for no consideration.  Prior to the contribution of 50% ownership of PT AP by Mr. David Supardi and the acquisition of 50% ownership of PT ALK as discussed below, PT HAS was a shell company with no operations. The following provides information of how PT HAS’s and Top Yield accounted for PT AP and PT ALK.

Contribution of - PT Aega Prima (PT AP)

On December 22, 2009, Mr. David Supardi, purchased 20% of PT AP, a tin exploration and mining company and contributed his ownership to PT HAS on December 22, 2009.    On February 10, 2010, Mr. David Supardi purchased an incremental 40% of PT AP and contributed 75% of this purchase to PT HAS, resulting in total ownership of 50% of PT AP by PT HAS.  On April 8, 2010, Mr. Ape Tjandra purchased 40% of PT AP. On September 18, 2010, Mr. Supardi exchanged his remaining 10% ownership of PT AP to Mr. Ape Tjandra for partial ownership in another tin exploration company.  On February 10, 2011, Mr. Ape Tjandra contributed 30% ownership of PT AP to PT HAS and 20% ownership of PT AP to PT Mulia Andalan Persada (PT MAP), an entity equally owned by Mr. David Supardi and Mr. Ape Tjandra.  PT AP is consolidated with PT HAS and Top Yield as of April 14, 2010, as majority ownership of PT AP was directly or indirectly owned through Mr. Supardi and related entities.  PT AP sells 100% of the tin sand that is mined from its concessions directly or indirectly to PT ALK.  All intercompany revenue and transactions are eliminated in consolidation.

Non-controlling interest will be recorded related to the 50% ownership by HSB in PT AP’s statement of operations and balance sheet.  Since PT AP was contributed to PT HAS from its controlling shareholder, those assets were recorded at historical cost.   The following table summarizes the consideration transferred by Mr. David Supardi and the historical cost of the of assets received and liabilities assumed as of April 14, 2010.  As this is a transaction in which control of PT AP was gained through a contribution by PT HAS’s shareholder, we have not recorded a balance for noncontrolling interest. We did not incur significant acquisition related costs as acquisition related activities were performed internally by our employees.

PT AP

Historical cost of PT AP	$7,500,000

PT AP

Net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$296
Equipment and improvements and other long-term assets	2,870,319
Accounts payable and accrued liabilities	(3,224,530)
Current liabilities, including long-term debt due within one year	-
Total tangible assets acquired and liabilities assumed	(353,915)

Identifiable intangible assets acquired:
Mining rights	7,853,915

Total identifiable intangible assets acquired	$7,500,000

The above transaction resulted in mining rights of $7,853,915 which represents the premium paid for PT AP.

PT AP contributed no sales as its sales were eliminated in consolidation and losses of $131,067 to Top Yield for the period from April 14, 2010 to December 31, 2010.

Acquisition- PT Alam Lestari Kencana (PT ALK)

On April 7, 2010, PT HAS and PT Havilah Sukses Bersama (PT HSB), an entity equally owned by Mr. David Supardi and Mr. Ape Tjandra entered into an agreement to acquire 100% of PT ALK with each entity owning 50% of PT ALK.   On that date, PT HAS accounted for the transaction as a business combination as it controlled a majority of PT ALK directly or indirectly through Mr. Supardi and his related entities. Top Yield was deemed to have financial control as of April 14, 2010 of PT ALK, as PT HAS and PT HSB are related through common ownership.  PT ALK is consolidated with PT HAS and Top Yield as of April 14, 2010.

PT HAS accounted for the PT ALK acquisition as a purchase business combination as defined in FASB ASC Topic 805, Business Combinations, or ASC 805. Under the acquisition method of accounting, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The fair value of the assets acquired and liabilities assumed represent management’s estimate of fair value. As result of the contribution of PT HAS to Top Yield, we accounted for the acquisition of PT ALK in the same manner as PT HAS accounted for the acquisition which is summarized below. The purchase price totaled $1,760,000 and was paid equally by PT HAS and PT HSB. On the date of acquisition, Mr. David Supardi contributed $880,000 to PT HAS to fund this purchase. The following table summarized the allocation of the purchase price.  The purchase price was allocated proportional between controlling and noncontrolling interest because there was no control premium for the controlling interest as PT HAS and PT HSB share common ownership.  Non-controlling interest will be recorded related to the 50% ownership by HSB in PT ALK’s statement of operations and balance sheet.  We did not incur significant acquisition related costs as acquisition related activities were performed internally by our employees.

The total purchase price for PT ALK is summarized as follows:

PT ALK

Cash paid	$-
Contributed capital by shareholder	880,000

Total purchase price	$880,000

Fair value of controlling interest	$880,000
Fair value of non-controlling interest	$880,000

The following table summarizes the final allocation of the PT ALK purchase price:

PT ALK

Fair value of the net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$528,149
Current assets (including $551,742 of accounts receivable)	4,353,703
Equipment and improvements and other long-term assets	1,032,762
Accounts payable and accrued liabilities	(4,166,928)
Current liabilities, including long-term debt due within one year	(2,347,661)

Total tangible assets acquired and liabilities assumed	(599,985)

Fair value of identifiable intangible assets acquired:
Goodwill	2,359,985

Total identifiable intangible assets acquired	2,359,985

Total purchase price	$1,760,000

The above transaction resulted in goodwill of $2,359,985 which represents the premium paid for PT ALK.  The premium is the result of the synergies gained from PT AP, PT ALK and EC’s cooperative working relationships and is not tax deductible.

PT ALK contributed net sales of $26,215,613 and net income of $615,524 to Top Yield for the period from April 14, 2010 to December 31, 2010.

Proforma Results of Acquisitions (Unaudited)

The following unaudited condensed pro forma financial information is presented as if the EC, PT AP, and PT ALK acquisitions had been consummated as of January 1, 2010 for the pro forma year ended December 31, 2010. This pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of each period, nor does it purport to represent the results of future operations.

We estimate that revenues and net income, on a pro forma basis, for the period ended December 31, 2010, would have been $33,255,100 and $6,932,036, respectively.

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Top Yield to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant and equipment, and intangible assets had been applied from January 1, 2010, together with the consequential tax effects.   In addition, the sales amount above include the elimination of revenue of transactions occurring between EC, PT AP, and PT ALK.

6. Goodwill

In accordance with ASC 350-20, the Company does not amortize goodwill as the goodwill has been determined to have an indefinite useful life.

Goodwill consists of the following:

	Balance at January 10, 2010	Additions	Foreign Currency	Restated Balance at December 31, 2010
PT Alam Lestari Kencana	$-	2,359,985	53,590	$2,413,575
Total goodwill	$-	2,359,985	53,590	$2,413,575

7. Mining and Export Licenses

The Company’s on shore and off shore mining licenses, and export license with determinable lives are summarized as follows.  The offshore mining licenses have an estimated life of 35 years, the onshore mining licenses have an estimated life of 5 years and the export license has an estimated life of 3 years. Licenses are amortized using the straight line method based on the estimated useful lives of the assets.

	Restated (Sucessor) December 31, 2010
	Mining Licenses	Export License	Total
Gross carrying amount	$8,072,657	$13,459	$8,086,116
Amortization expense	(177,838)	(5,659)	(183,497)
Foreign currency translation	(3,438)	(109)	(3,547)
Net intangible assets	$7,891,381	$7,691	$7,899,072
Aggregate amortization expense during the period	$177,838	$5,659	$183,497

	(Predecessor) April 14, 2010
	Mining Licenses	Export License	Total
Gross carrying amount	$60,610	$22,591	$83,201
Accumulated amortization	(13,563)	(8,426)	(21,989)
Foreign currency translation	(1,589)	(987)	(2,576)
Net intangible assets	$45,458	$13,178	$58,636
Aggregate amortization expense during the period	$2,973	$1,847	$4,820

	Restated (Predecessor)
	Mining Licenses	Export License	Total
Gross carrying amount	$49,775	$18,553	$68,328
Accumulated amortization	(10,590)	(6,579)	(17,169)
Foreign currency translation	8,115	2,567	10,682
Net intangible assets	$47,300	$14,541	$61,841
Aggregate amortization expense during the period	$10,590	$6,579	$17,169

Future amortization of the intangible assets is summarized as follows:

2011	$244,264
2012	244,264
2013	244,264
2014	229,321
2015	229,321
2016 and beyond	6,707,638
Total	$7,899,072

8. Composition of Certain Financial Statement Captions

Inventories are summarized as follows:	Restated (Successor) December 31, 2010	(Predecessor) April 14, 2010	Restated (Predecessor) December 31, 2009
Tin sand/slag	$1,694,136	$1,787,266	$850,878
Tin ingots	2,648,705	1,772,577	661,290
Inventories	$4,342,841	$3,559,843	$1,512,168

Property, plant and equipment are summarized as follows:

	Restated December 31, 2010	April 14, 2010	Restated December 31, 2009
Cutter Section Dredger	$2,863,688	$-	$-
Machinery	648,020	818,845	779,667
Building and Land	494,480	400,667	338,973
Motor Vehicles	27,540	28,003	27,037
Office equipment	11,612	8,712	7,756
	4,045,340	1,256,227	1,153,433
Accumulated depreciation and amortization	(351,953)	(282,101)	(217,520)
Property, plant and equipment, net	$3,693,387	$974,126	$935,913

Other current liabilities are summarized as follows:

	Restated December 31, 2010	April 14, 2010	Restated December 31, 2009
Commission expense	$1,330,808	$1,303,025	$1,258,092

Value Added Tax (VAT) and withholding tax accrual	293,615	81,691	-
Other accrued expenses	1,035,786	-	86,060
Other current liabilities	$2,660,209	$1,384,716	$1,344,152

9. Environmental Rehabilitation Cost

Our exploration and mining activities are subject to various laws and regulations governing the protection of the environment. We believe our operations are in compliance with applicable laws and regulations in all material respects. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future environmental rehabilitation costs are based principally on legal and regulatory requirements. At December 31, 2010, $134,758 was accrued for environmental rehabilitation obligations.

Balance January 10, 2010	$-
Additions, changes in estimates and other	134,758
Liabilities settled	-
BalanceDecember31,2010	$134,758

10.  Derivatives

Due to our exposure to risks of changes in tin prices, we enter into forward contracts to reduce volatility in the price of this commodity.  The forward contracts are held for purposes other than trading.

As our forward contracts settle the last day of each month, there are no outstanding derivative contracts as of December 31, 2010 and 2009.  For periods ended December 31, 2010, April 14, 2010 and December 31, 2009, our forward contracts did not qualify for hedge accounting and as such, changes in the fair value of the derivatives instruments were reported in current period earnings.  The following table represents the gains or losses during period ended December 31, 2010, April 14, 2010 and December 31, 2009.

	Restated		Restated
	(Sucessor)	(Predecessor)	(Predecessor)
	Amount of gain/(loss)	Amount of gain/(loss)	Amount of gain/(loss)
	in earnings	in earnings	in earnings
	December 31, 2010	April 14, 2010	December 31, 2009

Tin forward contract	$(3,366,354)	$(172,552)	$(2,521,820)
Tin forward contract	3,156,317	-	-
Total	$(210,037)	$(172,552)	$(2,521,820)

11. Employee Benefit Plans

We provide post employee benefits covering our permanent employees in foreign locations, subject to various laws and regulations.   Benefits are generally based on years of service and the employee’s average annual compensation.  Our benefit plan is currently not funded but exist as general corporate obligations.  The following tables provide a reconciliation of changes in the plans’ benefit obligations fair values as of December 31, 2010, April 14, 2010 and December 31, 2009:

	Restated (Successor) December 31,	(Predecessor) April 14,	Restated (Predecessor) December 31,
	2010	2010	2009

Benefit obligation at the beginning of the period	$13,195	$9,534	$-
Current period cost	118,188	3,727	(9,534)
Benefit payment	-	-	-
Company contribution	-	-	-
Foreign currency exchange	3,091	1,451	-
Projected benefit obligation at the end of the period	$134,474	$14,712	$(9,534)
Service cost	$116,524	$3,433	$9,534
Interest cost	1,665	294	-
Amortization, net	-	-	-
	$118,189	$3,727	$9,534
Discount rate	9.5%	9.5%	11.0%
Rate of compensation increase	7.0%	7.0%	7.0%

12. Income Tax

The components of net income (loss) before income taxes were as follows:

	Restated (Sucessor) December 31,2010	(Predecessor) April 14, 2010	Restated (Predecessor) December 31, 2009
Indonesia	$(114,190)	$1,249,760	$(1,936,470)
International	5,657,775	-	-
Total	$5,543,585	$1,249,760	$(1,936,470)

The provision (benefit) for income taxes on income (loss) from continuing operations consisted of the following:

	Restated (Sucessor) December 31, 2010	(Predecessor) April 14, 2010	Restated (Predecessor) December 31, 2009
Current	$261,555	$313,372	$(196,898)
Deferred	(2,855)	(932)	(2,634)
Provision for income taxes	$258,700	$312,440	$(199,532)

 A reconciliation of the statutory rate to our effective tax rate for continuing operations was as follows:

	Restated (Sucessor) December 31, 2010	(Predecessor) April 14, 2010	Restated (Predecessor) December 31, 2009
Statutory Indonesian tax rate	25.0%	25.0%	28.0%
Tax jurisdiction with no income taxes	(25.5)%	0.0%	0.0%
Permanent differences	0.6%	0.0%	(14.7)%
Valuation allowances	3.9%	0.0%	0.0%
Effect of tax rate changes on temporary difference	0.0%	0.0%	(3.0)%
Other	0.7%	0.0%	0.0%
Effective income tax rate	4.7%	25.0%	10.3%

We regularly assess the likelihood that our deferred tax assets will be recovered in the future. A valuation allowance is recorded to the extent we conclude a deferred tax asset is not considered to be more-likely-than-not to be realized. We consider all positive and negative evidence related to the realization of the deferred tax assets in assessing the need for a valuation allowance. If we determine we will not realize all or part of our deferred tax assets, an adjustment to the deferred tax asset will be charged to earnings in the period such determination is made.

We have concluded that it is was more-likely-than-not that our deferred tax assets would not be fully realized for certain operations in Indonesia. Therefore, during 2010, we recorded a charge to establish a valuation allowance of $250,868 related to those deferred tax assets.  The valuation allowance charge is included in income tax provision on our Consolidated Statement of Income. Our accounting for deferred tax consequences represents our best estimate of future events. A valuation allowance established or revised as a result of our assessment is recorded through income tax provision (benefit) in our Consolidated Statements of Operations. Changes in our current estimates due to unanticipated events, or other factors, could have a material effect on our financial condition and results of operations.

Deferred tax assets:	Restated (Successor)	(Predecessor)	Restated (Predecessor)
	December 31, 2010	April 14, 2010	December31, 2009

Net operating carryforward	$218,480	$-	$217,888
Other	6,666	2,728	2,634

Total deferred tax assets	225,146	2,728	220,522
Deferred tax liabilities:
Total deferred tax liabilities	-	-	-
Valuation allowance	(218,480)	-	-
Deferred tax assets (liabilities), net	$6,666	$2,728	$220,522

Our income tax returns are subject to review by Indonesian taxing authorities. As such, we record accruals for items that we believe may be challenged by these taxing authorities. The threshold for recognizing the benefit of a tax return position in the financial statements is that the position must be more-likely-than-not to be sustained by the taxing authorities based solely on the technical merits of the position. If the recognition threshold is met, the tax benefit is measured and recognized as the largest amount of tax benefit that, in our judgment, is greater than 50 percent likely to be realized.  As of December 31, 2010, April 14, 2010 and December 31, 2009, we had a total liability of approximately $335,161, $93,726 and $nil for uncertain tax positions related to income tax liability for uncertain tax positions related to Indonesian tax matters. If the accrued liability was de-recognized, the entire liability would impact our consolidated statement of operations as a reduction to our effective tax rate.   We recognize interest and penalties related to unrecognized tax benefits in the tax provision. As of December 31, 2010, April 14, 2010 and December 31, 2009, we had no liability for the payment of interest and penalties.

A reconciliation of the beginning and ending amount of uncertain tax positions is as follows:

Balance January 10, 2010	$-
Additions, changes in estimates and other	93,726
Liabilities settled	-
Balance April 14, 2010	93,726
Additions, changes in estimates and other	224,679
Liabilities settled	-
Changes related to foreign currency translation	16,756
Balance December 31, 2010	$335,161

Our Indonesian tax returns for 2008 through 2010 remain subject to examination by the Indonesian tax authorities.

13. Net Income Attributable to Non-controlling Interest

The following table summarizes the noncontrolling shareholders’ interests in the equity of our majority-owned consolidated subsidiaries:

December 31,
2010
PT AP	$(65,534)
PT ALK	307,762
Total	$242,228

14.  Related Parties

Details of the related party transactions and balances, are as follows:

a.
As of  December 31, 2010, April 14, 2010 and December 31, 2009, we were indebted to the Chairman of the Company for $1,877,444, nil and nil related to advances for working capital purposes and for purchases of EC, AP and ALK.  The amount is non-interest bearing, unsecured and due on demand.

b.
As of December 31, 2010, April 14, 2010 and December 31, 2009, we owed $265,778, $1,401,036 and $1,354,198 to a former shareholder of a subsidiary company.  The amount due is non-interest bearing, unsecured and due on demand.

c.
We have classified amounts owed by PT AP and EC as related parties on the balance sheet due to the subsequent acquisition of these companies by Top Yield in April 2010. As of April 14, 2010 and December 31, 2009, we owed $931,913 and $899,799, respectively, to these related party companies. The amount due is non-interest bearing, unsecured and due on demand.

d.	During the period ended December 31, 2010, we incurred rent expense of $48,957 to a company with a common majority shareholder. The lease commitment is on month to month basis.

15.  Concentration

We generate our revenue from tin ingot sales to a total of five customers in Singapore.  The following represents concentration percentages related to these customers:

•	for the period ended December 31, 2010, two customers each representing 73% and 12% of total sales

•	for the period ended April 14, 2010, four customers each representing 59%, 17%, 12% and 12% of total sales

•	for the period ended December 31, 2009, three customers each representing 48%, 22% and 13% of total sales

Purchases from one vendor represented 11%, nil and 86% of our tin sand purchases for the periods ending December 31, 2010, April 14, 2010 and December 31, 2009, respectively.

Even with our customer concentration, our customers do not have significant pricing power as tin ingots are priced by the London Metal Exchange market and not by individual customers.  However, a substantial decrease in sales to any of our largest customers could materially affect our revenues and profitability. Additionally, these customers are not the end-users of our products. If any of these customers’ efforts to market their products which incorporate our product are unsuccessful in the marketplace, our revenues and profitability could be adversely affected.

16. Commitments, Guarantees and Contingencies

Rental Commitments

We lease facilities and offices under irrevocable operating lease agreements expiring at various dates through December 2019. Rent expense related to these leases is recognized on a straight-line basis over the lease terms. Rent expense for the periods ended December 31, 2010, April 14, 2010 and 2009 was $164,518, nil and nil, respectively. During the period ended December 31, 2010, we incurred rent expense of $48,957 to a company with a common majority shareholder.

Rental commitments under these agreements are as follows:

Year Ending December 31,
2011	$171,076
2012	98,481
2013	98,481
2014	98,481
2015	81,036
2016 and beyond	324,143
$871,698

We entered into a 5 year lease agreement for a cutter suction dredger that expires on November 30, 2013.  The lease cost is determined monthly based on the amount of tin production with a minimal monthly lease payment determined at the beginning of each year.  Total lease expense for the period ended December 31, 2010, April 14, 2010 and the fiscal year ended December 31, 2009 was $355,013, $nil and $nil, respectively.  The minimum lease payments for the remaining periods cannot be determined as the lease cost is determined monthly based on the amount of tin production with a minimal monthly lease payment determined at the beginning of each year.

We have entered into an agreement with another entity to sublease the cutter suction dredger that also expires on November 30, 2013.  The terms of this sublease provides for lease payments that approximate the lease payments we are required to make on the cutter suction dredger.

Commitments and Guarantees

We follow ASC guidance in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Environmental Matters

Our mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Seasonality

Our mining licenses are located offshore of Bangka Island, Indonesia.  Our mining operations are affected by the monsoon season, which occurs from December to March.  During this period, we cease mining operations and our sales are negatively impacted as we are unable to mine and process tin ingot for sales for the first and fourth quarters of each year.

Economic and Political Risks

Our operations are conducted in Indonesia, which carry political, economic and legal environmental risks as well exposure to changes in foreign currency rates.  Our results may be adversely affected by changes in the political conditions and changes in governmental policies with respect to laws and regulations.

17. Restatement – Top Yield

We have restated our audited financial statements as of and for the period ended December 31, 2010. The determination to restate the financial statements was made as a result of a re-audit of the 2010 financial statements.

The restatement adjustments resulted in a change in equity at December 31, 2010.  The restatement entries are detailed below and the impact of these changes on other financial results is also noted below in the Balance Sheet, Statement of Operations and Statement of Cash Flow tables.  We restated our consolidated financial statements as December 31, 2010 due to the following:

1.
In the previously issued financial statements, the PT AP purchase was accounted as an equity transaction using the equity method of accounting.  In the restated financial statements, PT AP is consolidated with PT HAS and Top Yield as of April 14, 2010 as majority ownership of PT AP was directly or indirectly owned through Mr. Supardi and related entities. Since PT AP is owned by entities under common control, PT AP was consolidated with PT HAS and non-controlling interest was recorded.  As PT AP was contributed to PT HAS by a common shareholder, PT AP’s assets were recorded at historical cost.  See Note 5.   Consolidating PT AP impacted all balance sheet and income statement accounts.

2.
In the previously issued financial statements, the PT ALK purchase was accounted as an equity transaction using the equity method of accounting.  In the restated financial statements, PT ALK is consolidated with PT HAS and Top Yield as of April 14, 2010.  Since PT ALK was acquired by entities under common control, the purchase was accounted at fair value under applicable business combination rules.  Non-controlling interest was recorded related to ownership by the related entity.  See Note 5.  Consolidating PT ALK impacted all balance sheet and income statement accounts.

3.
In the previously issued financial statements, the EC purchase was accounted for at historical cost resulting in a large bargain purchase gain of $3,178,203.  In the restated financial statements, the purchase was accounted for at fair value under applicable business combination rules resulting in a bargain purchase gain of $97,752.    See Note 5.

4.	The remaining adjustments included in the Adjustments column in the Balance Sheet, Statement of Operation and Statement of Cash Flow tables below are due to the consolidation of PT ALK and PT AP.

	Balance Sheet
	As previously stated December 31,	Adjustments	Restated December 31,
	2010		2010
ASSETS
Current assets:
Cash and cash equivalents	$1,381,505	$631,137	$2,012,642
Accounts receivable, net	3,057,120	1,586,979	4,644,099
Inventories	-	4,342,841	4,342,841
Due from related companies	5,017,909	(5,017,909)	-
Other current assets	738,132	(577,765)	160,367
Total current assets	10,194,666	965,283	11,159,949
Property,plant and equipment, net	21,199	3,672,188	3,693,387
Intangibles, net	-	7,899,072	7,899,072
Deferred tax, net	-	6,666	6,666
Goodwill	-	2,413,575	2,413,575
Total assets	$10,215,865	$14,956,784	$25,172,649
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,787	$107,067	$113,854
Incometaxespayable	4,986	330,175	335,161
Sales Advance	-	1,069,504	1,069,504
Due to related parties	109,411	2,033,811	2,143,222
Other current liabilities	928,404	1,731,805	2,660,209
Total current liabilities	1,049,588	5,272,362	6,321,950
Other noncurrent liabilities	-	273,660	273,660
Total liabilities	1,049,588	5,546,022	6,595,610
Commitments and contingencies
Shareholders' equity:
Common stock	101	(1)	100
Sucessor: $1.00 par value; 50,000 shares authorized, 100 shares issued and outstanding as of December 31, 2010
Additional paid-in capital	-	11,955,200	11,955,200
Accumulated other comprehensive income (loss)	3,554,369	(3,097,515)	456,854
Retained earnings	5,611,807	(569,150)	5,042,657
Top Yield shareholders' equity	9,166,277	8,288,534	17,454,811
Noncontrolling interest	-	1,122,228	1,122,228
Total shareholders' equity	9,166,277	9,410,762	18,577,039
Total liabilities and shareholders' equity	$10,215,865	$14,956,784	$25,172,649

	Statement of Operation
	As previously stated Fiscal Year Ended December 31,	Adjustments	Restated Fiscal Year Ended December 31,
	2010		2010
Sales	$2,952,426	$23,541,676	$26,494,102
Cost of sales and expenses
Costs appliable to sales	919,674	16,899,710	17,819,384
Selling, general and administrative	31,268	2,857,709	2,888,977
Total operating expenses	950,942	19,757,419	20,708,361
Income from operations	2,001,484	3,784,257	5,785,741
Other income (expense)
Other income (expense), net	3,610,323	(3,852,479)	(242,156)
Income before provision for income taxes	5,611,807	(68,222)	5,543,585
Provision for income taxes	-	258,700	258,700
Net income	5,611,807	(326,922)	5,284,885
Net income attributable to non-controlling interest	-	242,228	242,228
Net income attributable to Top Yield shareholders	$5,611,807	$(569,150)	$5,042,657
Net income (loss) per share:
Basic and Diluted	$56,118		$50,427
Weighted-average shares outstanding:
Basic and Diluted	100		100

	Statement of Cash Flows
	As previously stated Fiscal Year Ended December 31,	Adjustments	Restated Fiscal Year Ended December 31,
	2010		2010
Cash flows from operating activities:
Net income (loss)	$5,611,807	$(326,922)	$5,284,885
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	2,542	326,194	328,736
Amortization of other intangibles	-	183,497	183,497
Gain from EC acquisition	-	(97,752)	(97,752)
Changes in assets and liabilities, net of amounts acquired:
Accounts receivable	-	(3,431,103)	(3,431,103)
Inventories	-	(514,656)	(514,656)
Other current assets	-	(93,468)	(93,468)
Other assets	(3,311,627)	3,315,400	3,773
Long term investment	18,446	(18,446)	-
Accounts payable	975,892	(2,576,196)	(1,600,304)
Income taxes payable	-	328,804	328,804
Sales advance	-	1,049,220	1,049,220
Due to related parties	(2,646,828)	2,646,828	-
Other current liabilities	-	111,689	111,689
Other noncurrent liabilities	-	166,045	166,045
Net cash provided by operating activities	650,232	1,069,134	1,719,366
Cash flows from investing activities:
Additions to equipment and improvements	(23,142)	(92,684)	(115,826)
Cash from acquisitions	-	1,530,916	1,530,916
Net cash provided by (used in) investing activities	(23,142)	1,438,232	1,415,090
Cash flows from financing activities:
Capital conributions from stock holders	(26,960)	26,960	-
Due to related parties	-	(1,190,087)	(1,190,087)
Net cash used in financing activities	(26,960)	(1,163,127)	(1,190,087)
Effect of exchange rate changes on cash and cash equivalents	67,063	1,210	68,273
Net increase in cash and cash equivalents	667,193	1,345,449	2,012,642
Cash and cash equivalents at beginning of period	987,352	(987,352)	-
Cash and cash equivalents at end of period	$1,654,545	$358,097	$2,012,642

18. Restatement –PT Alam Lestari Kencana

We have restated our audited financial statements as of and for the year ended December 31, 2009. The determination to restate the financial statements was made as a result of a re-audit of the 2009 financial statements.

The restatement adjustments did not impact the our beginning equity as of January 1, 2009 and did result in a change in equity at December 31, 2009.  The restatement entries are detailed below and the impact of these changes on other financial results is also noted below in the Balance Sheet, Statement of Operations and Statement of Cash Flow tables.  The restatement adjustments did not impact the our beginning equity as of January 1, 2009 and did result in a change in equity at December 31, 2009.  The restatement entries are detailed below and the impact of these changes on other financial results is also noted below in the Balance Sheet, Statement of Operations and Statement of Cash Flow tables.

●
Net increase in Net sales of $1,830,351 as a result of $1,870,548 of price settlements on tin ingot shipments during fiscal year 2009 and bookkeeping error that resulted an $859,854 understatement of revenue in the previously issued financial statements.  The net increase was offset by (1) a $326,478 decrease to revenue related to a year-end shipment that was deferred as title did not pass to the customer, (2) $398,232 in sales discounts that was recorded as a reduction to the purchase price (was recorded to selling, general and administrative in the previously issued financial statements) and (3) miscellaneous adjustments of $175,341.   Corresponding accounts affected by these adjustments include: accounts receivable, inventory and sales advance.

●
Net decrease in Costs applicable to sales of $264,708 as a result of (1) a decrease of $277,507 related to the shipment of tin ingot that was deferred as of year-end and (2) a decrease from miscellaneous adjustments of $181,078 offset by an increase of $193,877 related to the bookkeeping error discussed above.  Corresponding accounts affected by these adjustment include: accounts receivable, inventory and sales advance.

●
Net increase to Selling, general and administrative of $3,591,590 related to (1) an increase in commission expense of $2,739,385 and VAT and withholding taxes related to the commission expense of $1,138,341 with a corresponding increase to other current liabilities.  The net increase was offset by miscellaneous adjustments to reduce selling, general and administrative expenses of $286,136.

●	Net decrease in Provision for income taxes of $203,513. The adjustments discussed above resulted in a larger loss before provision for income taxes.

●
Net decrease to shareholders’ equity as a result of increase in net loss of $1,349,768 and a decrease in accumulated other comprehensive income of $169,599 due to foreign currency translation adjustments.

●	Miscellaneous adjustments were made to the following accounts:

o	An increase of $219,051 to other current assets

o	An increase of $4,357 to property, plant and equipment

o	A decrease of $37,546 to Intangibles, net

o	An increase of $404,049 to Sales advance

o	A decrease of $10,537 to other noncurrent liabilities

	Balance Sheet
	As previously stated December 31,	Adjustments	Restated Fiscal Year Ended December 31,
	2009		2009
ASSETS
Current assets:
Cash and cash equivalents	$58,821	$-	$58,821
Accounts receivable, net	1,701,341	(307,680)	1,393,661
Inventories	1,238,350	273,818	1,512,168
Other current assets	73,225	(1,471)	71,754
Total current assets	3,071,737	(35,333)	3,036,404
Property, plant and equipment, net	931,556	4,357	935,913
Deferred taxes	-	220,522	220,522
Intangibles, net	76,261	(14,420)	61,841
Total assets	$4,079,554	$175,126	$4,254,680
LIABILITIES AND SHAREHOLDERS EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,915,455	$-	$1,915,455
Income taxpayable	226	1	227
Sales Advance	-	404,049	404,049
Due to related companies	899,778	-	899,778
Due to related parties	1,354,198	-	1,354,198
Other current liabilities	87,539	1,256,613	1,344,152
Total current liabilities	4,257,196	1,660,663	5,917,859
Other noncurrent liabilities	-	10,537	10,537
Total liabilities	4,257,196	1,671,200	5,928,396
Commitments and contingencies
Shareholders equity (deficit):
Common stock 2,500 shares authorized, issued and outstanding as December 31, 2009
Additional paid-in capital	272,926	167	273,093
Accumulated other comprehensive loss	(43,607)	(146,473)	(190,080)
Retained earnings	(406,961)	(1,349,768)	(1,756,729)
Total shareholders equity (deficit)	(177,642)	(1,496,074)	(1,673,716)
Total liabilities and shareholders equity (deficit)	$4,079,554	$175,126	$4,254,680

	Statement of Operations
	As previously stated December 31,	Adjustments	Restated Fiscal Year Ended December 31,
	2009		2009
Net Sales	$12,866,819	$1,830,351	$14,697,170
Cost of sales and expenses
Costs app liable to sales	14,807,079	(264,708)	14,542,371
Selling, general and administrative	1,174,836	3,591,590	4,766,426
Total operating expenses	15,981,915	3,326,882	19,308,797
Loss from operations	(3,115,096)	(1,496,531)	(4,611,627)
Other income (expense)
Other income (expense), net	2,712,116	(36,959)	2,675,157
Loss before provision (benefit) for income taxes	(402,980)	(1,533,490)	(1,936,470)
Provision (benefit) for income taxes	3,981	(203,513)	(199,532)
Net loss	$(406,961)	$(1,329,977)	$(1,736,938)
Net income (loss) per share:
Basic and Diluted	$(163)		$(695)
Weighted-average shares outstanding:
Basic and Diluted	2,500		2,500

	Statement of Cash Flows
	As previously stated December 31,	Adjustments	Restated Fiscal Year Ended December 31,
	2009		2009
Cash flows from operating activities:
Net income (loss)	$(406,961)	$(1,329,977)	$(1,736,938)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	207,468	1,102	208,570
Amortization of other intangibles	-	17,169	17,169
Deferred tax, net	-	(199,532)	(199,532)
Changes in assets and liabilities, net of amounts acquired:
Accounts receivable	-	(1,261,006)	(1,261,006)
Inventories	479,580	(272,882)	206,698
Other current assets	(1,624,127)	1,659,136	35,009
Due to related companies	825,380	(11,247)	814,133
Accounts payable	-	1,733,133	1,733,133
Income taxpayable	-	205	205
Sales Advance	-	(456,155)	(456,155)
Other current liabilities	1,004,020	211,727	1,215,747
Other noncurrent liabilities	-	9,534	9,534
Net cash provided by operating activities	485,360	101,207	586,567
Cash flows from investing activities:
Additions to equipment and improvements	(98,887)	(10,208)	(109,095)
Net cash used in investing activities	(98,887)	(10,208)	(109,095)
Cash flows from financing activities:
Due to related parties	(1,169,302)	(80,338)	(1,249,640)
Net cash used in financing activities	(1,169,302)	(80,338)	(1,249,640)
Effect of exchange rate changes on cash and cash equivalents	68,769	(13,676)	55,093
Net increase (decrease) in cash and cash equivalents	(714,060)	(3,015)	(717,075)
Cash and cash equivalents atbeginningofperiod	772,881	3,015	775,896
Cash and cash equivalents at end of period	$58,821	$-	$58,821

19. Subsequent Events

These consolidated financial statements considered subsequent events through March 4, 2012, the date the consolidated financial statements were available to be issued.

Reverse Acquisition Transaction
On August 22, 2011, we entered into an Agreement and Plan of Share Exchange with DE Acquisition 3, Inc, a U.S. company, incorporated in the State of Delaware.  As a result of the Exchange Agreement, 100% of our issued and outstanding equity interests were exchanged for 16,705,406 shares of common stock of DE Acquisition 3. As a result of the reverse acquisition transaction, DE Acquisition 3 changed its name to Leviathan Minerals Group, Inc.

Senior Secured Promissory Notes
On August 22, 2011, we also sold in a private placement $5,020,000 of Senior Secured Convertible Promissory Notes (the “Notes”) and issued warrants (“Investor Warrants”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) with accredited investors. The obligations under the Notes are secured by assets pledged under a security agreement (“Security Agreement”).  The Notes will be convertible into shares of Leviathan Mineral Group’s Common Stock.

The Notes bear interest at 10% with a maturity date of February 18, 2013 unless declared due and payable by the investor upon the occurrence of an Event of Default (as defined in the Notes).  The amount due under the Notes shall be converted into Common Stock (i) immediately upon the effective date of the listing of the Common Stock on any national securities exchange in the United States or (ii) at the discretion of the investor.  The Notes are currently convertible into 1,181,177 shares of Common Stock.  The investors in the Notes received an aggregate of 188,282 Investor Warrants to purchase our Common Stock for $4.25 per share for a period of two years from the Effective Date.  The warrants contain standard anti-dilution protection and entitle the holders of the Investor Warrants to additional warrants after the occurrence of any Equity Sale, equal to an aggregate of 1% of the number of shares of Common Stock issued in such Equity Sale pro rata in accordance with each Investors respective investment.  Net proceeds after offering costs were $4,464,259.

Debt covenant violation
Leviathan Mineral Group, Inc. did not file their report on Form 10Q with the Securities and Exchange Commission within 50 days after the end of the September 30, 2011 quarter as required by a covenant of their Senior Secured Convertible Promissory Note.